Karat Packaging Reports Fourth Quarter and Full Year 2024 Financial Results

— Robust Growth, Including Record Full Year Gross Margin,
as Business Continues to Expand —

CHINO, Calif, March 13, 2025 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•Net sales of $101.6 million, up 6.3 percent, from $95.6 million in the prior-year quarter.
•Gross profit of $39.8 million, up 16.8 percent, from $34.1 million in prior-year quarter.
•Gross margin of 39.2 percent versus 35.7 percent in the prior-year quarter.
•Net income of $5.9 million, up 40.3 percent, from $4.2 million in the prior-year quarter.
•Net income margin of 5.8 percent versus 4.4 percent in the prior-year quarter.
•Adjusted EBITDA of $11.3 million versus $8.6 million in the prior-year quarter.
•Adjusted EBITDA margin of 11.1 percent versus 9.0 percent in the prior-year quarter.

Guidance

•Net sales for the 2025 first quarter expected to increase by 6 to 8 percent from the prior-year quarter.
•Gross margin for the 2025 first quarter expected to be between 37 to 39 percent.
•Adjusted EBITDA margin for the 2025 first quarter expected to be between 9 to 11 percent.
•Net sales for full year 2025 expected to increase by 9 to 11 percent from the prior year.
•Gross margin for full year 2025 expected to be between 36 to 38 percent.
•Adjusted EBITDA margin for full year 2025 expected to be in the low to mid double-digits.

“We finished 2024 with a strong fourth quarter, as sales volume grew 14 percent and net sales increased 6 percent, despite the out-of-period benefit of $4.8 million included in the prior-year quarter from online platform fees for the first nine months of 2023,” said Alan Yu, Chief Executive Officer.

“As positive momentum continues in 2025, we are making it a priority to strengthen our supply chain resilience ahead of the tariff uncertainty. We have reduced our dependence on China for imported goods to approximately 20 percent and diversified our sourcing to countries with more favorable trade conditions and minimal tariffs, such as Taiwan, which accounted for more than 50 percent of our global sourcing for the year ended December 31, 2024. We are actively working on further reducing dependence on China and negotiating additional vendor discounts to mitigate potential negative pricing and margin impact. While we try to protect pricing, we are evaluating product pricing holistically, and have implemented pricing increases in certain categories to be effective in March and April. Combined with a strong U.S. dollar and stable ocean freight rates this year, we anticipate the recently imposed tariff should have a minimal long-term effect on margin.

“Sales of our eco-friendly products in the fourth quarter increased 11 percent year-over-year and represented 35 percent of total sales. In view of more state and local government legislation requiring recyclable or compostable foodservice products, we expect demand for eco-friendly product lines will continue to accelerate. We are further developing new and innovative products to enhance our competitive position.

“As previously announced, our newly-signed 187,000 square-foot second distribution center in Chino, California will provide the capacity needed, ahead of our summer peak season, to continue to grow our top-line,” Yu said.

Fourth Quarter 2024 Financial Results

Net sales for the 2024 fourth quarter increased 6.3 percent to $101.6 million, from $95.6 million in the prior-year quarter. The 2023 fourth quarter included a favorable impact from the adjustment of $4.8 million of online sales platform fees for the first nine months in 2023. The increase for the 2024 fourth quarter was primarily driven by volume growth and change in product mix of $14.6 million, partially offset by a decrease of $3.4 million in online sales platform fees reflecting the impact from the favorable impact in the prior-year quarter, as well as a decrease of $5.4 million from unfavorable year-over-year pricing comparison.

Cost of goods sold for the 2024 fourth quarter increased to $61.8 million, which included an additional import duty charge of $0.6 million on paper shopping bags, from $61.5 million in the prior-year quarter, which included an additional import duty reserve of $2.3 million and the adjustment of $3.4 million of certain production expenses for the first nine months in 2023. Product costs increased $4.2 million year-over-year, primarily as a result of volume growth, partially offset by a favorable impact from reduced vendor pricing, a stronger United States dollar against New Taiwan Dollar, and an increase in imports as a percentage of total product mix, in keeping with our asset-light strategy. The remaining year-over-year increase was primarily related to ocean freight costs, due to an increase in import volume coupled with higher freight container rates.

Gross profit for the 2024 fourth quarter increased 16.8 percent to $39.8 million, from $34.1 million in the prior-year quarter. Gross margin expanded 350 basis points to 39.2 percent in the 2024 fourth quarter, from 35.7 percent in the prior-year quarter, which included a net unfavorable impact of 290 basis points from the adjustments related to online sales platform fees, additional import duty reserve, and production expenses. Gross margin benefited from lower product costs as a percentage of net sales in the 2024 fourth quarter, compared with the prior year quarter, primarily due to more favorable vendor pricing, foreign currency impact and product mix. At the same time, gross margin for the 2024 fourth quarter was negatively impacted by higher freight and duty costs as a percentage of net sales, compared with the prior-year quarter.

Operating expenses for the 2024 fourth quarter increased 10.4 percent to $32.5 million, from $29.5 million in the prior-year quarter. Selling expenses for the 2024 fourth quarter were $13.9 million, compared with $16.0 million in the prior-year quarter, which included the impact from an adjustment of $4.8 million of online sales platform fees and $1.5 million of labor costs for our sales team for the first nine months in 2023. Within selling expenses, marketing and shipping expenses both grew year-over-year due to increased marketing efforts primarily to support online sales growth and increased shipping volume. Online sales platform fee was $3.1 million in the 2024 fourth quarter, compared to $6.4 million in the prior-year quarter, which included the out-of-period adjustment discussed earlier. General and administrative expenses were $18.4 million, compared with $13.2 million from the prior-year quarter, which included a favorable impact from the adjustment of $3.4 million of certain production expenses for the first nine months in 2023 into cost of goods sold, and an unfavorable impact of $1.1 million in write-off of a vendor prepayment upon the resolution of a legal contingency. Additionally, the year-over-year increase in general and administrative expenses was driven by increases in labor costs and rent expense from workforce expansion and additional leased warehouses, as well as higher stock-based compensation costs.

Net income for the 2024 fourth quarter increased 40.3 percent to $5.9 million, from $4.2 million in the prior-year quarter. Net income margin was 5.8 percent in the 2024 fourth quarter, compared with 4.4 percent in the prior-year quarter.

Net income attributable to Karat for the 2024 fourth quarter increased 44.0 percent to $5.6 million, or $0.28 per diluted share, from $3.9 million in prior-year quarter, or $0.19 per diluted share.

Adjusted EBITDA, a non-GAAP measure defined below, increased to $11.3 million for the 2024 fourth quarter, from $8.6 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 11.1 percent of net sales for the 2024 fourth quarter, compared with 9.0 percent for the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, rose to $0.29 per share for the 2024 fourth quarter, from $0.24 per share for the same quarter last year.

2024 Full Year Results

Net sales for the year ended December 31, 2024 increased 4.2 percent to $422.6 million, from $405.7 million in the prior year. The year-over-year increase was primarily driven by an increase of $36.7 million in volume growth and change in product mix, an increase of $4.6 million in online sales platform fees due to higher sales within the e-commerce channel in the current year, and an increase of $0.8 million in logistics and shipping revenue. Such increases were partially offset by $25.2 million of unfavorable year-over-year pricing comparison, as the overall pricing environment remained competitive especially in the distributor channel.

Cost of goods sold for the year ended December 31, 2024 increased 2.3 percent to $258.3 million, from $252.6 million in the prior year. Freight and duty costs increased $4.4 million year-over-year as a result of an increase in import volume, coupled with higher freight container rates, despite a $3.0 million decrease in anti-dumping and countervailing duty charges over the same period. Product costs in 2024 also increased $1.1 million compared with 2023, primarily as a result of volume growth, partially offset by a favorable impact from reduced vendor pricing, a stronger United States dollar against New Taiwan dollar, and an increase in imports as a percentage of total product mix, in keeping with the Company’s asset-light strategy. Inventory reserve adjustment also increased in 2024, compared with the prior-year. These increases were partially offset by a decrease in inventory adjustments and write-offs, as 2023 included a $1.7 million write-off of raw materials from disposal of certain machinery and equipment in executing Karat’s strategy to scale back production.

Gross profit for the year ended December 31, 2024 increased 7.4 percent to $164.3 million, from $153.0 million in the prior year. Gross margin increased 120 points to 38.9 percent for the year ended December 31, 2024, from 37.7 percent in the prior year. Gross margin benefited in 2024 as product costs as a percentage of net sales decreased due to more favorable vendor pricing, foreign currency impact and product mix. Additionally, gross margin improved 60 basis points as the year ended December 31, 2023 included more inventory write-offs from expired products, as well as a $1.7 million write-off of raw materials. These improvements were partially offset by an increase in freight and duty costs as percentage of net sales in 2024, compared to the prior year.

Operating expenses for the year ended December 31, 2024 were $126.6 million, or 29.9 percent of net sales, compared with $111.0 million, or 27.4 percent of net sales, in the prior year. Selling expenses in 2024 increased $10.8 million from the prior year, primarily due to increases in online sales platform fees, marketing expenses, shipping costs, and labor costs for sales team. General and administrative expenses for 2024 increased $4.6 million from the prior year, driven by higher labor costs, rent and warehouse expenses from workforce expansion and additional leased warehouses, as well as an increase in stock-based compensation. These increases were partially offset by the write-off of $1.1 million of a vendor prepayment and the fees associated with a secondary offering included in the prior year. Additionally, impairment expense and loss, net, on disposal of machinery of $2.8 million in 2024 included a $0.8 million loss, net, on disposal of machinery and a $2.0 million non-cash ROU asset impairment charge resulting from the sublease of our City of Industry warehouse in California. In comparison, impairment expense and loss, net, on disposal of machinery of $2.5 million for 2023 included a $0.5 million impairment on deposits paid for property and equipment and a $2.0 million loss, net, on disposal of machinery.

Net income for the year ended December 31, 2024 was $30.8 million, compared with $33.2 million for the year ended December 31, 2023.

Net income attributable to Karat was $30.0 million, or $1.49 per diluted share, for the full 2024 year, compared with $32.5 million, or $1.63 per diluted share, in the prior year.

Adjusted EBITDA, a non-GAAP measure defined below, was $55.3 million for the full 2024 year, compared with $59.1 million in the prior year. Adjusted EBITDA margin, a non-GAAP measure defined below, decreased to 13.1 percent in 2024, compared with 14.6 percent in 2023.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $1.64 per share in 2024, from $1.83 per share in the prior year.

Dividend

On February 13, 2025, Karat’s board of directors approved a regular quarterly dividend of $0.45 per share on the Company’s common stock, payable on or about February 28, 2025, to stockholders of record as of February 24, 2025.

Investor Conference Call
The Company will host an investor conference call today, March 13, 2025, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2024 fourth quarter and full year results.

Phone: (646) 307-1963 (domestic); (800) 715-9871 (international)
Conference ID: 4630795
Webcast: Accessible at http://irkarat.com/; archive available for approximately one year

About Karat Packaging Inc.
Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements
Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

# # #

Investor Relations and Media Contacts:
PondelWilkinson Inc.
Judy Lin or Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$101,649	$95,582	$422,633	$405,651
Cost of goods sold	61,826	61,488	258,304	252,608
Gross profit	39,823	34,094	164,329	153,043
Operating expenses
Selling expenses	13,909	$15,990	52,286	$41,490
General and administrative expenses (including $470 and $729 associated with variable interest entity for the three months ended December 31, 2024 and 2023, respectively, and $2,358 and $2,749 associated with variable interest entity for the years ended December 31, 2024 and 2023, respectively)	18,360	$13,185	71,530	$66,952
Impairment expense and loss, net, on disposal of machinery	254	294	2,752	2,525
Total operating expenses	32,523	29,469	126,568	110,967
Operating income	7,300	4,625	37,761	42,076
Other income (expenses)
Rental income (including $262 and $260 associated with variable interest entity for the three months ended December 31, 2024 and 2023, respectively, and $1,038 and $981 associated with variable interest entity for the years ended December 31, 2024 and 2023, respectively)	592	309	2,076	1,090
Other income (expenses), net	8	13	162	(45)
Gain (loss) on foreign currency transactions	368	(247)	520	103
Interest income (including $1 and $328 associated with variable interest entity for the three months ended December 31, 2024 and 2023, respectively, and $470 and $606 associated with variable interest entity for the years ended December 31, 2024 and 2023, respectively)	565	763	2,299	1,803
Interest expense (including $509 and $520 associated with variable interest entity for the three months ended December 31, 2024 and 2023, respectively, and $2,062 and $2,019 associated with variable interest entity for the years ended December 31, 2024 and 2023, respectively)	(516)	(527)	(2,123)	(2,043)
Total other income, net	1,017	311	2,934	908
Income before provision for income taxes	8,317	4,936	40,695	42,984
Provision for income taxes	2,458	759	9,871	9,804
Net income	5,859	4,177	30,824	33,180
Net income attributable to noncontrolling interest	244	279	849	710
Net income attributable to Karat Packaging Inc.	$5,615	$3,898	$29,975	$32,470
Basic and diluted earnings per share:
Basic	$0.28	$0.20	$1.50	$1.63
Diluted	$0.28	$0.19	$1.49	$1.63
Weighted average common shares outstanding, basic	20,026,773	19,953,525	20,002,211	19,904,698
Weighted average common shares outstanding, diluted	20,173,554	20,021,314	20,124,284	19,977,712

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
National and regional chains	$21,410	$21,053	$90,244	$89,655
Distributors	$56,937	$50,041	$234,932	$228,316
Online	$16,755	$17,846	$70,130	$61,265
Retail	$6,547	$6,642	$27,327	$26,415
	$101,649	$95,582	$422,633	$405,651

KARAT PACKAGING INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET AND CASH FLOW INFORMATION
(In thousands)

Selected Balance Sheet Information:	December 31, 2024	December 31, 2023
	(Unaudited)
Cash and cash equivalents	$31,584	$23,076
Short-term investments	$28,343	$26,343
Accounts receivable, net of allowance for bad debt	$26,736	$27,763
Inventories	$70,722	$71,528
Total assets	$294,522	$276,397
Accounts payable	$17,831	$18,446
Total current liabilities	$46,447	$44,401
Total liabilities	$132,323	$113,707
Total stockholders’ equity	$162,199	$162,690

Selected Cash Flow Information:	Year Ended December 31,
	2024	2023
	(Unaudited)
Net cash provided by operating activities	$47,982	$53,379
Net cash used in investing activities	$(5,855)	$(30,174)
Dividends paid to shareholders	$(31,016)	$(20,909)
Net cash used in financing activities	$(33,619)	$(16,170)

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(In thousands, except per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
	Amounts	% of Net Sales	Amounts	% of Net Sales	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income	$5,859	5.8%	$4,177	4.4%	$30,824	7.3%	$33,180	8.2%
Add (deduct):
Interest income	(565)	(0.6)	(763)	(0.8)	(2,299)	(0.5)	(1,803)	(0.4)
Interest expense	516	0.5	527	0.5	2,123	0.5	2,043	0.5
Provision for income taxes	2,458	2.4	759	0.8	9,871	2.3	9,804	2.4
Depreciation and amortization	2,695	2.7	2,725	2.9	10,675	2.5	10,783	2.7
Stock-based compensation expense	350	0.3	27	—	2,065	0.5	770	0.2
Out-of-period adjustment (1)	—	—	1,124	1.2	—	—	—	—
Secondary offering transaction costs (2)	—	—	—	—	—	—	453	0.1
Write-off of inventory (3)	—	—	—	—	—	—	1,710	0.4
Impairment expense and (gain) loss, net, on disposal of machinery (3)	—	—	(3)	—	—	—	2,132	0.5
Operating right-of-use asset impairment	—	—	—	—	1,993	0.5	—	—
Adjusted EBITDA	$11,313	11.1%	$8,573	9.0%	$55,252	13.1%	$59,072	14.6%

(1) The out-of-period adjustment for the three months ended December 31, 2023 represented a write-off of a vendor prepayment due to the resolution of a legal contingency, which management believes was not representative of our underlying operating performance. The adjustment was to correct an immaterial error in its previously issued quarterly financial statements for the quarter ended September 30, 2023. Although the full year financial statements for the year ended December 31, 2023 are not affected, the impact of the adjustment for the quarter ended December 31, 2023 was a decrease to other assets and an increase in general and administrative expenses of $1.1 million.

(2) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering, which were directly related to the offering and were incremental to our normal operating expenses.

(3) The write-off of inventory and impairment expense and loss, net, on disposal of machinery represent amounts recognized in connection with the scaling back of production in certain locations. As part of the execution of this strategy, certain machinery and equipment were disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.

Reconciliation of Free Cash Flow	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash from operating activities	$8,250	$10,291	$47,982	$53,379
Add (deduct):
Purchase of property and equipment	(216)	—	(934)	(2,835)
Deposits paid for property and equipment	(544)	(919)	(3,134)	(6,309)
Deposits refunded from cancelled machinery orders	—	—	—	503
Free Cash Flow	$7,490	$9,372	$43,914	$44,738

Reconciliation of Adjusted Diluted Earnings Per Common Share	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Diluted earnings per common share	$0.28	$0.19	$1.49	$1.63
Add (deduct):
Stock-based compensation expense	0.01	—	0.10	0.04
Out-of-period adjustment	—	0.06	—	—
Secondary offering transaction costs	—	—	—	0.02
Write-off of inventory	—	—	—	0.09
Impairment expense and loss, net, on disposal of machinery	—	—	—	0.11
Operating right-of-use asset impairment	—	—	0.10	—
Tax impact	—	(0.01)	(0.05)	(0.06)
Adjusted diluted earnings per common shares	$0.29	$0.24	$1.64	$1.83

Reconciliation of Adjusted EBITDA by Entity	Three Months Ended December 31, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$5,634	$287	$(62)	$5,859
Add (deduct):
Interest income	(564)	(1)	—	(565)
Interest expense	7	509	—	516
Provision for income taxes	2,458	—	—	2,458
Depreciation and amortization	2,391	304	—	2,695
Stock-based compensation expense	350	—	—	350
Adjusted EBITDA	$10,276	$1,099	$(62)	$11,313

Reconciliation of Adjusted EBITDA by Entity	Year Ended December 31, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income	$29,678	$994	$152	$30,824
Add (deduct):
Interest income	(1,829)	(470)	—	(2,299)
Interest expense	61	2,062	—	2,123
Provision for income taxes	9,871	—	—	9,871
Depreciation and amortization	9,461	1,214	—	10,675
Stock-based compensation expense	2,065	—	—	2,065
Operating right-of-use asset impairment	1,993	—	—	1,993
Adjusted EBITDA	$51,300	$3,800	$152	$55,252

Reconciliation of Adjusted EBITDA by Entity	Three Months Ended December 31, 2023
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$3,972	$321	$(116)	$4,177
Add (deduct):
Interest income	(435)	(328)	—	(763)
Interest expense	7	520	—	527
Provision for income taxes	759	—	—	759
Depreciation and amortization	2,421	304	—	2,725
Stock-based compensation expense	27	—	—	27
Out-of-period adjustment (1)	1,124	—	—	1,124
Gain, net, on disposal of machinery (3)	(3)	—	—	(3)
Adjusted EBITDA	$7,872	$817	$(116)	$8,573

Reconciliation of Adjusted EBITDA by Entity	Year Ended December 31, 2023
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$32,544	$820	$(184)	$33,180
Add (deduct):
Interest income	(1,197)	(623)	17	(1,803)
Interest expense	41	2,019	(17)	2,043
Provision for income taxes	9,804	—	—	9,804
Depreciation and amortization	9,569	1,214	—	10,783
Stock-based compensation expense	770	—	—	770
Secondary offering transaction costs (2)	453	—	—	453
Write-off of inventory (3)	1,710	—	—	1,710
Impairment expense and loss, net, on disposal of machinery (3)	2,132	—	—	2,132
Adjusted EBITDA	$55,826	$3,430	$(184)	$59,072

(1) The out-of-period adjustment for the three months ended December 31, 2023 represented a write-off of a vendor prepayment due to the resolution of a legal contingency, which management believes was not representative of our underlying operating performance. The adjustment was to correct an immaterial error in its previously issued quarterly financial statements for the quarter ended September 30, 2023. Although the full year financial statements for the year ended December 31, 2023 are not affected, the impact of the adjustment for the quarter ended December 31, 2023 was a decrease to other assets and an increase in general and administrative expenses of $1.1 million.

(2) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering, which were directly related to the offering and were incremental to our normal operating expenses.

(3) The write-off of inventory and impairment expense and (gain) loss, net, on disposal of machinery represent costs incurred in connection with the scaling back of production in the U.S. As part of the execution of this strategy, certain machinery and equipment was disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.

Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is calculated as net income before interest income and interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, secondary offering transaction costs, write-off of certain inventory items outside the normal course of business, impairment expense and (gain) loss, net, on disposal of machinery outside the normal course of business, impairment on operating right-of-use asset, and out-of-period adjustment.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Free Cash Flow is calculated as cash from operating activities less cash used in (i) purchases of property and equipment, and (ii) deposits paid for property and equipment, offset by (iii) deposits refunded from cancelled machinery orders.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, secondary offering transaction costs, write-off of certain inventory items outside the normal course of business, impairment expense and (gain) loss, net, on disposal of machinery outside the normal course of business, impairment on operating right-of-use asset, out-of-period adjustment, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the financial performance and liquidity of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our financial performance or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance and liquidity prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.